FOR IMMEDIATE RELEASE CONTACT: BRETT CHILES

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EQUUS TOTAL RETURN, INC. ANNOUNCES $13.8 MILLION WRITE DOWN

HOUSTON, TX - February 16, 2010 - Equus Total Return, Inc. (NYSE: EQS) (the "Fund") announces a decrease in the value of its portfolio securities of approximately $13.8 million. This decrease is related to the Fund's investments in Infinia Corporation ("Infinia") and Riptide Entertainment, LLC ("Riptide"). The Fund's Infinia holdings declined from $10.6 million to $1.5 million due to a recapitalization of the Infinia ownership structure related to its most recent fund raising efforts in which the Fund's holdings were diluted. The principal reason for Riptide's decline in value from $7.9 million to $3.2 million is due to Riptide's current financial position and operating performance.

Equus is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on Equus Total Return, Inc. may be obtained from the Equus website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund's filings with the Securities and Exchange Commission. Actual results, events and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the fund or any other person that the events or circumstances described in such statements are material.